Exhibit No. 10(i)


                 AGREEMENT OF PURCHASE AND SALE
        (FINISHED SF, CONDOMINIUM AND TH LOTS-BIRD RIVER,
                   BALTIMORE COUNTY, MARYLAND)

     THIS AGREEMENT OF PURCHASE AND SALE (this "Agreement"), the Effective Date of which is October 21, 2003, is entered into by FRP BIRD RIVER, LLC, a Maryland limited liability company ("Seller") and THE RYLAND GROUP, INC., a Maryland corporation ("Buyer"). In consideration of the sum of Ten Dollars ($10.00) paid by the Parties each to the other, the receipt and sufficiency of which are hereby acknowledged, and of the mutual promises contained in this Agreement, Buyer and Seller (sometimes collectively referred to as "Parties") agree as follows:

     1. DEFINITIONS: Capitalized terms that are not defined when first used in this Agreement have the meanings set forth below.

BROKER:                       H. Francies LeBrun & Company, Inc.

CLOSING: The act of settlement of the purchase and sale of one or more Lots at which Seller conveys title to Buyer by delivery of a deed and Buyer delivers the Purchase Price for the Lots to Seller. The
                              Parties contemplate that there will
                              be multiple Closings.

DEPOSIT:                      $3,000,000, to be paid as provided
                              in Section 3 below.

EFFECTIVE DATE:               The date on which both Parties have
                              delivered to the other a fully
                              executed original of this
                              Agreement.  The Effective Date
                              shall be filled in above upon
                              establishment of the Effective
                              Date.

ESCALATOR:                    4% per annum, simple interest

ESCROW AGENT:                 Maryland Commercial Title Company
                              22 Light Street
                              Baltimore, Maryland  21202
                              Attention:  George Sybert

FEASIBILITY PERIOD:           The period commencing on the
                              Effective Date and ending ten (10)
                              days thereafter.

HOA DOCUMENTS:                The documents creating or otherwise
                              relating to the homeowners'
                              association for the Property,
                              including the declaration and any
                              other related documents required by
                              law to establish the homeowners'
                              association and any amendments,
                              modifications


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			      or supplements to
                              such documents which documents
                              shall be subject to Buyer's
                              reasonable prior approval.

LOTS: Lot descriptions are to be determined based on final approved PUD (hereinafter defined) and subdivision plat for the Property. The tentative plan is as follows:

                              -One hundred seven (107)  60'x100'
                              Single family detached lots. ("Type
                              A")
                              -Seventy-seven (77)  28' x 90'
                              garage townhome lots ("Type B")
                              -Sixty-four (64)  20' x 70' rear
                              entry garage townhome lots ("Type
                              C")
                              -Eighty-eight (88)  25' x 70'
                              stacked townhome condominium lots
                              ("Type D")

MINIMUM BUILDING ENVELOPE:    The building envelope for each
                              lot. Type A shall be 40 feet wide
                              and 52 feet deep. Type B shall be
                              28 feet wide and 54 feet deep. Type
                              C shall be 20 feet wide and 40 feet
                              deep.  Type D shall be 25 feet wide
                              and 52 feet deep for each unit.



PROPERY:	              The real property containing
                              approximately 121.033 acres located
                              in Baltimore County, Maryland as
                              more particularly described on
                              Exhibit A attached hereto, which is
                              or will be subdivided into a
                              minimum of 292 lots and all
                              easements, rights of way, permits,
                              approvals, privileges and
                              entitlements appurtenant thereto
                              and all right, title and interest
                              in and to all streets and water
                              courses adjacent to, abutting or
                              serving the real property.

PURCHASE PRICE:               To be determined based on the per
                              Lot purchase price set forth on
                              Exhibit B, multiplied by the actual
                              number of approved Lots for each
                              product type.  In no event,
                              however, shall the aggregate
                              Purchase Price, without escalation,
                              be an amount less than $28,705,000
                              (the "Minimum Price").  In the
                              event that the aggregate Purchase
                              Price of the Lots is less than the
                              Minimum Price, the Buyer shall pay
                              the difference between the Purchase
                              Price and the Minimum Price at the
                              Final Closing (hereinafter
                              defined).


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PURCHASE PRICE PER LOT:       See Exhibit B

PURCHASE SCHEDULE:            See Exhibit B

RECREATIONAL LOT:             Designated on Exhibit A attached
                              hereto.  The Recreational Lot shall
                              be transferred to the homeowner's
                              association, condominium
                              association or master association
                              to be created for no consideration
                              following the sale of all Lots in
                              the first pod (as shown tentatively
                              on Exhibit A) and once the
                              Recreational Lot is no longer
                              necessary for the completion of
                              Seller's development obligations
                              under this Agreement.

RYLAND PRODUCT:               The home types that Buyer intends
                              to build on the Lots.

SCHEDULE OF DEVELOPMENT:      Exhibit G, which details the
                              Parties' responsibilities with
                              regard to the development of the
                              Lots.

SUBDIVISION:                  The residential subdivision known
                              as Windless Run located in
                              Baltimore County, Maryland of which
                              the Property is a part.

     2. PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property in fee simple.

     3.   DEPOSIT.

    (a) Delivery of Deposit. The Deposit shall be paid in installments as follows:

          i) Within five (5) days following the Effective Date, Buyer shall deliver to the Escrow Agent a deposit in the amount of $100,000.00 in the form of an irrevocable letter of credit in the form attached hereto as Exhibit J from a lending institution acceptable to Buyer and Seller (the "Letter of Credit").

          ii)  Within five (5) days following the date that Baltimore
               County grants preliminary plan approval for the subdivision as acceptable to Buyer, Buyer shall deliver to the Escrow Agent an additional deposit of $725,000.00. in the form of a Letter of Credit.

          iii) Within five (5) days following the date that Seller has filed a Record Plat for the Property (as defined in Section 8(c) hereof) as acceptable to Buyer, Buyer shall deliver to the Escrow Agent an additional deposit of $725,000.00 in the form of a Letter of Credit.


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          iv)  Within five (5) days following the date that Seller has commenced utility installation work at the Property following obtaining all necessary permits and posting all required bonds with Baltimore County, Buyer shall deliver to the Escrow Agent an additional deposit of $725,000.00 in the form of a Letter of Credit.

          v) Within five (5) days following the date that Seller has commenced the installation of curb and gutter for the Property following obtaining all necessary permits and posting all required bonds with Baltimore County, Buyer shall deliver to the Escrow Agent an additional deposit of $725,000.00 in the form of a Letter of Credit.

          (b)  TERMS OF ESCROW.  If a dispute arises between Seller and
               Buyer as to whether, when or to whom the Deposit is to be disbursed by Escrow Agent, Escrow Agent may, in the exercise of its sole discretion, in lieu of disbursing the Deposit to a party hereto, pay the Deposit to the Clerk of the Circuit Court for Baltimore County or any other court having jurisdiction over disputes between the parties hereto with respect to this Agreement, under such interpleader action or other legal or equitable proceeding as Escrow Agent deems appropriate, pending such court's resolution of such dispute. If Escrow Agent takes such action, it shall have no further obligation hereunder concerning the Deposit or otherwise. Escrow Agent shall have no personal liability on account of its duties hereunder in the absence of its negligence, fraud or willful misconduct, and Seller and Buyer shall jointly and severally defend, indemnify and hold harmless Escrow Agent against and from the same. Buyer and Seller shall share equally the cost, if any, incurred by Escrow Agent in performing its duties hereunder (except that if any such interpleader action or other proceeding is initiated in any such court by Escrow Agent or any party hereto to determine, inter alia, to whom Escrow Agent is to deliver the Deposit, then all of the attorneys' fees and other costs incurred by Escrow Agent in connection therewith shall be paid (a) by Seller, if such court determines that Buyer is entitled to the Deposit; or
               (b) by Buyer, if such court determines that Seller is entitled to the Deposit). Escrow Agent shall be entitled to no fee for performing its duties hereunder. The respective rights and obligations of the parties hereto under this subsection shall survive Closing or any termination of this Agreement before Closing.

     4.   PRELIMINARY MATTERS.

     (a) FEASIBILITY STUDY. Buyer shall have the right during the Feasibility Period, to investigate title and to make sure investigations, studies and tests with respect to the Property as Buyer deems necessary or appropriate to determine the feasibility of purchasing the property. At any time prior to the expiration of the Feasibility Period, Buyer may, in its sole discretion, terminate this Agreement by written notice to Seller. Buyer's failure to provide notice to Seller of Buyer's intention to terminate or to continue under the terms of this Agreement before the expiration of the Feasibility Period shall be deemed to be Buyer's election to terminate this Agreement. Upon termination of this Agreement, any Deposit shall be refunded to Buyer. Thereafter no Party hereto shall have any further obligation or liability to the other with respect to the transactions contemplated by this Agreement except for Buyer's indemnification of Seller pursuant to subsection 4(e) hereof, which shall survive termination of this Agreement. No


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examination of the Property will be deemed to constitute a waiver or relinquishment on Buyer's part of its rights to rely on the covenants, representations, warranties and agreements made by Seller or upon the tests, reports, plans, drawings and agreements provided to Buyer by Seller.

     (b) CREATION OF PUD. The rights and obligations of Seller under this Agreement are specifically contingent upon the approval by Baltimore County of a Planned Unit Development ("PUD") with respect to the Property which will permit the development and use of the Property for a minimum of 292 Lots. Commencing with the completion of the comprehensive zoning map process, Seller shall use commercially reasonable efforts to obtain approval of a PUD which will permit the development and use of the Property in accordance with the terms of this Agreement. In the event that Seller is unable to have an approved PUD which will permit the minimum number of Lots and the types of Ryland Product contemplated by this Agreement on or before July 1, 2006, Seller shall have the right to terminate this Agreement by providing
Buyer with written notice thereof at any time prior to the approval, and the Deposit shall be immediately returned to Buyer.

     (c) CONSTRUCTION OF ROUTE 43; PUBLIC WATER AND SEWER LINES. The rights and obligations of the Seller under this Agreement are expressly contingent upon the construction of the proposed Route
43 and Seller's ability to have vehicular and water and sewer connection access from the Property to the completed Route 43 at a commercially reasonable cost, in Seller's sole discretion. In the event that Route 43 is not completed, or if Seller is unable to have sufficient or appropriate vehicular access or connections for public water and sewer lines from the Property to Route 43 to support the development of the Property as contemplated by this Agreement by July 1, 2007, at a commercially reasonable cost, in Seller's sole discretion, Seller shall have the right, at its option, to terminate this Agreement at any time thereafter by providing Buyer with written notice of its election, and the Deposit shall be immediately returned to Buyer, such termination must occur prior to the satisfaction of the conditions contained in this Section 4(c). Notwithstanding the foregoing, should Seller choose to terminate this Agreement pursuant to this
Section 4(c), Seller shall be prohibited for a period of thirty-six (36) months from the date of termination from entering into any agreement for the sale of residential lots on the Property without first giving Buyer thirty (30) days' notice and allowing Buyer at Buyer's sole discretion within such thirty (30) day period, to reinstate this Agreement without alteration. Notwithstanding anything else in this Agreement, this section shall survive for three (3) years after termination of this Agreement

     (d) WATER AND SEWER FACILITIES CHARGES. It is the intention of Seller to subject the Lots to one or more Declaration(s) of Deferred Water and Sewer Charges (the "Declarations"), which Declarations shall give Seller or its assigns the right to receive certain payments to cover or defray the cost of installing all or part of the public water or sewer facilities constructed by Seller not to exceed Seven Hundred Fifty Dollars ($750.00) annually over a forty (40) year period. The
Declarations which will affect any Lot will be recorded prior to the sale of such Lot. Buyer agrees that the sale of Lots to any builder or to a homebuyer will disclose the existence of the Declarations and will include an addendum to any contract of sale in the form attached hereto as Exhibit D, which has been completed to conform to the Declarations. In addition, any plat of the Property shall include a notice stating that "the Lots created by this subdivision plat are


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subject to a fee or assessment to cover or defray all or part of the developer's cost of installation of water and sewer facilities, pursuant to 26-246 of the Baltimore County Code." In the event that Buyer bills any homeowner for such water and sewer assessments, the invoice shall include the annual amount due, the remaining term, the total amount of any outstanding principal balance, and notice that all or part of the assessments can be prepaid at any time and without penalty by discounting the amortized payments at an interest rate of six percent (6%) to determine their equivalent present value. The Buyer shall immediately turn over to Seller any such amounts received by Buyer. Buyer shall indemnify Seller for any losses Seller may incur as a result of Buyer's failure to comply with the terms of this section. The rights and obligations contained in this section shall survive Closing.

     (e) RIGHT OF ENTRY. Seller shall permit Buyer, its employees, agents, contractors and subcontractors to enter upon the Property and while thereon make surveys, take measurements, perform test borings or other tests of surface and subsurface conditions, make engineering, environmental and other studies and inspect the Property. Seller shall cooperate with Buyer and shall provide to Buyer within five (5) days after the Effective Date at no cost to Seller, all engineering, environmental, economic, marketing, soils and other studies, surveys, maps, drawings, plans, reports and appraisals that relate in any way to the Property and other pertinent information relating to the Property which are in Seller's possession or control ("Seller's Information"). Seller makes no representations or warranties as to the accuracy or completeness of the Seller's Information, it being understood that Seller is providing this information only for Buyer's convenience. Buyer will rely on information obtained from its own sources and shall independently verify the accuracy of Seller's Information. If Buyer exercises its rights under the provisions of this subsection, it shall (i) keep the Property free of any liens or third-party claims resulting therefrom; (ii) indemnify Seller against any liability or expense for injuries to or death of persons or damage to property arising from the exercise of the rights hereunder that are not the result of any act or omission of Seller or Seller's agents, employees or contractors and (iii) if Closing does not occur for any reason (other than a default by Seller in performing its obligations hereunder) on any Lot affected by such entry, restore as nearly as practicable such Lot substantially to its condition immediately before such exercise. Before the entry by Buyer, its agents, employees or contractors upon the Property, Buyer shall deliver to Seller a certificate from its liability insurance company naming Seller as an additional insured under Buyer's public liability and property damage insurance policy covering the Property against claims for personal injury or death and property damage occurring upon, in or about the Property, which insurance shall afford protection to the limit of not less than $2,000,000.00 arising out of any one occurrence and against property damage to afford protection to the limit of not less than $2,000,000.00, or such insurance may be for a combined single limit of $3,000,000.00 per occurrence. If Buyer elects to terminate this Agreement for any reason, other than a default by Seller, Buyer shall, within three (3) days following such termination, deliver to Seller all tests, studies, reports and other information obtained by Buyer with respect to the Property, all without charge to Seller and without representation or warranty.

     (f) SIGNS; SALES TRAILER; STORAGE OF EQUIPMENT. Buyer shall have the right to place signs and a sales trailer on the Property and to conduct marketing activities thereon, all in accordance with the requirements of any applicable governmental authority, and in areas


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approved by the Seller, in Seller's reasonable discretion.  Seller shall also provide, at no cost to Buyer, adequate space on the Property for storage of construction equipment and materials and temporary power that Buyer and its contractors and their subcontractors may from time to time require, which power shall be used at the sole cost of Buyer.
Such space shall be located in an area mutually acceptable to Buyer and Seller, easily accessible to Buyer and its contractors and their subcontractors and located so as not to be detrimental to the marketing of Seller's or Buyer's homes or unreasonably interfere with the Schedule of Development. In connection with Buyer's exercise of its rights hereunder, Buyer shall (i) keep the Property free of any liens or third-Party claims resulting therefrom and shall bond any such liens which are not removed within ten (10) days of their imposition, (ii) clean up any debris from the Property and restore the Property after Buyer's use if Buyer does not purchase it, and (iii) indemnify Seller against any liability or expense for injuries to or death of persons or damage to property arising therefrom that are not the result of any act or omission of Seller or Seller's agents, employees or contractors.

     (g) SURVIVAL. The indemnification provisions of this section shall survive the termination of this Agreement.

     5.   CLOSING.

     (a) Closings on Lots shall take place in accordance with the schedule attached hereto as Exhibit B (the "Purchase Schedule") within thirty (30) days after all conditions precedent to Closing described in Section 8 have been satisfied. Closing shall occur at the offices of Buyer or Buyer's title insurance company during normal business hours or at such other location upon which the Parties agree.

     (b) Subject to the adjustments provided for herein, Buyer shall pay at each Closing the Purchase Price Per Lot, plus reimbursements for sewer and water allocations for each Lot and actual fees paid to Baltimore Gas and Electric allocated on a per-Lot basis by certified, cashier's or title company check or wired funds and any fees paid by Seller which are the responsibility of Buyer. None of the Deposit shall be credited against the payments due at Closing. Upon the sale of the one hundred fiftieth (150th) Lot, and provided that Buyer is not in default under this Agreement, Escrow Agent shall return to Buyer Letters of Credit representing One Million Dollars ($1,000,000) of the Deposit. Upon the sale of seventy-five percent (75%) of the final approved Lots, and provided that Buyer is not in default under this Agreement, the Escrow Agent is authorized to return to Buyer Letters of Credit representing another One Million Dollars ($1,000,000) of the deposit. Upon the sale of the last Lot and the satisfaction of all of Buyer's obligations under this Agreement, the Escrow Agent is authorized to release to Buyer the balance of the Letters of Credit that represent the Deposit.
Buyer shall not be entitled to sell a Lot which is not improved by a completed residential unit (a unit without an occupancy permit) without the prior written consent of Seller, which may be withheld in its sole discretion. Such a sale without the written consent of Seller shall constitute a default hereunder. If Buyer purchases a Lot and the Buyer subsequently sells the Lot without a completed residential unit (a unit without an occupancy permit), the Buyer agrees to pay Seller one hundred percent
(100%) of every dollar it receives in excess of the Purchase
Price per Lot, less Buyer's settlement costs for the sale of the Lot to the subsequent purchaser and any actual costs of improving the Lot. This portion of the

Purchase Price will be paid to the Seller upon the settlement of a Lot between the Buyer and the purchaser of a Lot or Lots and the provisions of this section shall survive the termination of this Agreement and any transfer of title of the Lots to Buyer.

     (c) Upon payment of the Purchase Price Per Lot, Seller shall execute, acknowledge, and deliver to Buyer for each Lot purchased, the closing documents set forth on Exhibit E.

     (d) Each Party shall execute, acknowledge, enseal and deliver, after the Effective Date, including at or after Closing, such further assurances, instruments and documents as the other may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

     (e) All real estate taxes, and all other public or governmental charges and public or private assessments against the Lots being closed which are or may be payable on an annual basis (including metropolitan district, sanitary commission, benefit charges, liens or encumbrances for sewer, water, drainage or other public improvements whether completed or commenced on or prior to the Effective Date or subsequent thereto), shall be adjusted and prorated between the Parties as of the day prior to Closing and shall thereafter be assumed and paid by Buyer, whether or not assessments have been levied as of the date of Closing. Any tax proration based on an estimate shall be subsequently readjusted upon receipt of a tax bill. The obligations to adjust shall survive Closing.

     (f) The cost of documentary stamps, transfer taxes and recording fees shall be split equally between the Parties. Notwithstanding the foregoing, Seller shall pay at each Closing, without any contribution from Buyer, (i) any agricultural land, rezoning, recapture or roll-back tax due in connection with the conveyance or deed under any law, regulation or ordinance (or any similar tax or assessment), and (ii) the cost of preparing release documents, if any, and the recording thereof for any lien releases required to be obtained by Seller in order to convey title to the Property in accordance with Section 6.

     (g) Seller agrees to have developed and have an inventory and ready for immediate purchase by and conveyance to Buyer in accordance with this Agreement, thirty (30) days prior to the first Closing and within sixty (60) days of each Closing thereafter, the minimum number of Lots and product types which Buyer is obligated to consummate at each respective Closing, as set forth on Exhibit B (collectively, the "Inventory Lots"); provided, however, that, (i) in no event shall Seller be required to develop and have in such inventory an amount of Lots in excess of the number of such Lots remaining to be purchased by Buyer hereunder, and (ii) it shall not constitute a default by Seller under this Agreement in the event that Seller's failure to comply with this requirement results from Buyer's purchase of Lots in excess of the number of Lots required to be purchased by Buyer during the preceding Purchase Schedule time period(s). In the event that Seller fails to have the required number of completed Inventory Lots for any reason, then, in addition to any remedies to which Buyer may be entitled hereunder if such failure is considered a default under the first sentence of this paragraph, the dates by which Buyer must acquire Lots hereunder shall automatically be extended for an amount of time equal in duration to the amount of time during which Seller's failure to maintain such Inventory Lots


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continues, plus seven (7) days.  The Parties mutually agree that, during any such extension of a Purchase Schedule time period, as aforesaid, the Escalator shall be suspended. At least thirty (30) days prior to any Closing, Seller shall notify Buyer in writing of the location and legal description of the Inventory Lots which shall be available to the Buyer at such Closing.

     6. TITLE. Title to the Property shall be good and marketable of record and in fact, and insurable at standard market rates, free and clear of all liens, encumbrances, encroachments and violation notices from any applicable governmental authority.
The Property to be conveyed to Buyer shall be properly subdivided in accordance with all laws and regulations of governmental authorities having jurisdiction. Funds payable by Buyer at Closing may be used to pay off any existing liens, encumbrances or violation penalties, including accrued interest thereon, subject, however to items which are set forth in Exhibit "B" to Schedule B, Section 2 of the title insurance commitment attached to and made a part of this Agreement as Exhibit C, and subject to the PUD, Condominium Documents (hereinafter defined) and HOA Documents which are to be established in accordance with this Agreement.

     7. CONDEMNATION. If after the Effective Date and prior to any Closing, all or a substantial part of the Property is taken or threatened to be taken by eminent domain or condemnation, Buyer may elect either (a) to terminate this Agreement, as to some or all of the Lots, in which event the Deposit shall be returned or reduced prorata based on the number of Lots deleted from the Agreement, and the Agreement as to any Lots deleted, shall be null and void and of no further force or effect, or (b) to consummate Closings as herein provided, in which event Seller shall pay or assign all condemnation awards or payments in respect of the Lots purchased to Buyer at the Closings. If this Agreement is terminated in full pursuant to this section, neither Party shall have any further rights, duties, obligations or liabilities, at law or in equity, arising out of or relating to this Agreement except for those that specifically survive termination of this Agreement pursuant to other sections hereof.

     8. CONDITIONS PRECEDENT TO CLOSING. Buyer's obligation to complete each Closing shall be conditioned upon the satisfaction (or Buyer's written waiver thereof) of each of the conditions precedent set forth in this Section 8 as to each Lot on which Closing is to occur. Buyer shall be entitled proceed to Closing on any Lot, notwithstanding that each or any of the conditions precedent that affect any particular Lot remain unsatisfied. Buyer's election to close despite that fact that any such conditions precedent remains unsatisfied shall constitute a waiver of any condition precedent with respect to such Lots, but shall not constitute a waiver of such conditions precedent insofar as any Lots for which Buyer has not consummated Closing are concerned and (ii) shall not be deemed a release of the Seller of any of its obligations to perform development work or any other obligation hereunder, as to which Buyer may require the establishment of a post closing escrow to assure such performance. The conditions precedent are as follows:

     (a)  TITLE.  Title to the Property shall be as set forth in
Section 6.

     (b) DEVELOPMENT. Seller shall have completed the Improvements to the Inventory Lots (hereinafter defined), shall have delivered the Completion Certificate therefor (as defined in


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Exhibit G), and shall have completed any repairs required by the
Inspection Report therefor (as defined in Exhibit G).

     (c) SUBDIVISION. Seller shall have, at Seller's expense, caused the parcel of real property from which the Lots are to be created to be subdivided in accordance with all of the laws, ordinances, regulations and codes of any governmental authority pursuant to a final subdivision plat(s) (the "Record Plat"). Buyer shall have approved the Record Plat, which shall provide for all Lots to have access to and from a public roadway and access to all utilities intended to service each of the Lots, including, without limitation, any and all storm water facilities and drainage easements associated therewith.

     (d) REPRESENTATIONS. Each of Seller's representations and warranties as set forth in Section 15 shall be true as of the date of Closing.

     (e) APPROVAL OF RYLAND PRODUCT. Seller, any applicable governmental authority and any Homeowners' Association that have the right to approve the design of the houses to be constructed by Buyer on the Property have done so. Buyer intends to construct four (4) types of residential dwellings on the Property which are described as follows: on Type A lots forty foot wide single family homes, on Type B lots 28 foot wide two car garage front entry townhomes, on Type C lots 20 foot wide rear entry two car garage townhomes, on Type D lots 25 foot wide two car rear entry stacked townhome condominiums. Buyer shall use commercially reasonable efforts to complete the plans and to diligently pursue all necessary approvals immediately upon the final approval of the PUD.

     (f) MORATORIUM. There shall be no general moratorium imposed by any governmental authority or utility supplier with respect to the issuance of building permits affecting the Property or sanitary sewer, water, natural gas, electricity or telephone connections with respect to the Property.

     (g) SATISFACTION OF CONDITIONS PRECEDENT. If the conditions precedent to Closing on the first Lot are not satisfied on or before September 30, 2008, Seller shall have the right to terminate this Agreement by providing Buyer with written notice of such election at any time prior to the satisfaction of the conditions precedent.

     9. RISK OF LOSS. Each Lot shall be held at the risk of Seller until Closing thereon.

     10.  POSSESSION.    At each Closing, Seller shall deliver
exclusive possession and occupancy of the Lots to Buyer, at which time Buyer shall be entitled to place model units and related signage on any Lot purchased and may conduct sales and marketing activities from such model units.

     11.  DEFAULT.

     (a) BUYER DEFAULT. If Buyer is the defaulting party, Seller's sole remedy shall be limited to the right to call and retain the Letters of Credit representing the Deposit as liquidated damages. The expiration of Letters of Credit shall be an automatic default and Seller shall be entitled to pursue Buyer for the amounts represented by an expired or deficient Letter of Credit.

Other than the specific remedy expressly set forth in this paragraph, Seller hereby waives any and all right and remedy, at law or in equity, to which Seller may otherwise have been entitled by reason of Buyer's default, including any right in equity to seek specific performance of this Agreement by Buyer and any right at law to seek damages from Buyer.

     (b) SELLER DEFAULT. If Seller is the defaulting party, Buyer shall be entitled to terminate this Agreement and/or exercise any and all rights and seek any and all remedies which Buyer may hold or to which it may be entitled at law or in equity, exclusive of the right to seek consequential damages. In the event of any default by Seller hereunder, or in the event Buyer shall be entitled to terminate this Agreement, or this Agreement shall otherwise terminate in accordance with the provisions hereof, the Deposit shall immediately be returned to Buyer, with the exception of any portion of Damage Fund which the Seller is entitled to retain in order to repair the Property pursuant to the terms of this Agreement.

     (c)  CURE PERIOD.  Notwithstanding the provisions of subsections
(a) and (b) above, no default by either party hereto shall result in a termination or limitation of any rights of such party hereunder unless and until the other party shall have notified the defaulting party in writing of said default, and the defaulting party shall have failed to cure said default within thirty (30) days after the receipt of said written notice;
provided, however, that the cure period shall not be applicable to Buyer's obligations to settle on Lots in accordance with the Purchase Schedule.

     12. NOTICES. Any notice to be given pursuant to this Agreement shall be given in accordance with Exhibit F.

     13. DEFECTIVE LOT. Following any Closing, in the event that Buyer, through no fault of Buyer, discovers fill materials unsuitable to support standard house footings; then such Lot shall be deemed a "Defective Lot" and Buyer shall have the right to reconvey such Lot to Seller, provided that Buyer has expended a minimum of Five Thousand Dollars ($5,000) to cure the unsuitable fill problem. The purchase price to be paid by Seller to Buyer for any such Defective Lot shall be the Purchase Price per Lot paid therefore by Buyer. In the event a reconveyance to Seller of a Defective Lot occurs hereunder, the parties shall share equally the cost of any (a) recording fee and lien certificate and (b) state, county or other recordation tax, documentary stamp tax or other transfer tax incurred in recording the deed to any such Defective Lot. This Section 13 shall survive each Settlement.

     14. BROKERS. Each Party represents and warrants to the other that it has not used the services of any real estate agent, broker or finder with respect to the transactions contemplated hereby except for the broker identified in Subsection 1, if any. Buyer shall pay the Broker in accordance with a agreement. Each Party agrees to indemnify and hold harmless the other against and from any inaccuracy in such Party's representation under this section. This indemnification shall survive the delivery of the deed and shall not merge therein.

     15.  REPRESENTATIONS AND WARRANTIES.

     (a) MUTUAL REPRESENTATIONS. To induce each other to enter into this Agreement, each Party hereby represents and warrants to the other, except as provided in Subsection 17(n) that (i) it has been duly authorized and empowered to enter into this Agreement and to perform fully its obligations hereunder, (ii) such obligations constitute the valid and binding obligations of such Party, enforceable in accordance with their terms, and (iii) that no further consents of any other person, entity, public body or court are required in connection with this Agreement and the performance of all obligations hereunder.

     (b) SELLER'S WARRANTIES AND REPRESENTATIONS. To induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer that as of the date of this Agreement and at each Closing:

          (i) CONDEMNATION, REZONING OR RECLASSIFICATION. There is not pending, or to Seller's actual knowledge, without implying any obligation to investigate, threatened, any (A) condemnation proceeding or other litigation relating to or otherwise affecting Seller and/or any or all of the Lots, or (B) except as contemplated by this Agreement, reclassification of any or all of the Property for local zoning purposes, or (C) reassessment or reclassification of any or all of the Property for state or local real property taxation purposes.

          (ii) VIOLATIONS. (A) There is not pending, or to Seller's actual knowledge, threatened, from any federal, state, city or local authority any notice, suit or judgment relating to any violation at the Lots; and (B) there is no condition existing with respect to the Property that violates any statute, ordinance, law or code regarding zoning, building, fire, air-pollution, or health law, or requiring any improvement, alteration, addition, correction or other work on or about the Property, whether related to the Property or to the activities of any owner or occupant thereof.

          (iii)ENVIRONMENTAL CONDITION. To Seller's actual knowledge, and based solely on a phase I environmental report attached hereto as Exhibit I, the Property including the land, surface water, ground water, and any improvements is free of "contamination" from (A) any "hazardous waste," any "hazardous substance," and any "oil, petroleum products, and their by-products," as such terms are defined by any federal, state, county or local law, ordinance, regulation or requirement applicable to any portion of the Property, as the same may be amended from time to time, and including any regulations promulgated thereunder, and (B) any substance the presence of which on the Property is regulated or prohibited by any law (collectively, "Hazardous Substances"). "Contamination" means the uncontained presence of Hazardous Substances at the Property or arising from the Property that may require remediation or cleanup under any applicable law. Seller has not used any Hazardous Substances on, from or affecting the Property in any manner that violates any applicable law, and to the best of Seller's knowledge, no prior owner or user of the Property has used such substances on, from, or affecting the Property in any manner which violates any applicable law. To the best of Seller's knowledge, and except as disclosed in any environmental reports delivered by Seller to Buyer prior to the date hereof, there is not now, nor has there ever been on or in the Property underground storage tanks or surface impoundments, asbestos-containing materials, or any material spills of polychlorinated biphenyls, including those used in hydraulic oils, electric transformers or other equipment. The copies of any environmental report that may have been delivered by Seller to Buyer, are, to the best of Seller's knowledge, complete and accurate copies of the same and Seller has no other environmental reports, tests or audits in its possession or under its control, and Seller has no knowledge of any other environmental reports, tests or audits regarding any portion of the Property existing elsewhere.

          (iv) LITIGATION. There is no litigation, arbitration or proceeding pending, or to Seller's actual knowledge, without implying an obligation to investigate, threatened, before any court or administrative agency or any other condition that relates to or affects the Property, Seller's performance hereunder, or Buyer's intended use of the Property, or which will result in a lien, charge, encumbrance or judgment against any part of or any interest in the Property.

          (v) ACCESS. Each Lot will front on and will have on or before the Closing direct access to a dedicated public roadway.

          (vi) ORGANIZATION. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Maryland and has full power and authority to sell the Property.

          (vii)TITLE. The title to each Lot is subject to no tenancy or other right of use or occupancy which will remain in effect at or after the initial Closing. Seller is the fee simple owner of and is lawfully seized and possessed of the Property.

          (viii) RESTRICTIONS. To Seller's actual knowledge, there are no existing or alleged restrictions to the development of the Property as contemplated hereunder known to Seller except for the HOA Documents, Condominium Documents and the PUD and except as set forth in Exhibit C.

          (ix) NO BREACH. The execution and delivery of this Agreement by Seller, the execution and delivery of every other document and instrument delivered pursuant hereto by or on behalf of Seller, and the consummation of the transactions contemplated hereby will not (A) constitute or result in the breach of or default under any oral or written agreement to which Seller is a Party or which affects the Property; (B) constitute or result in a violation of any order, decree, or injunction with respect to which the Seller and/or the Property is bound; (C) cause or entitle any Party to have a right to accelerate or declare a default under any oral or written agreement to which Seller is a Party or which affects the Property; and/or (D) violate any provision of any municipal, state or federal law, statutory or otherwise, to which Seller or the Property is or may be subject.

          (x) NO ASSESSMENTS. There are no public improvements which have been ordered to be made or assessed, and there are no special, general, or other assessments pending, threatened against or affecting the Property. All installments of any pending assessments will be paid by Seller. The payment of any impact fees charged by any governmental agency with respect to the Lots shall be the responsibility of the Buyer.

          (xi) NO CONTRACTS. Seller has not entered into any other contracts, agreements or understandings, verbal or written, for the sale or transfer of any portion of the Property. Between the date of this Agreement and all Closings hereunder, no part of the Property will be alienated, encumbered or transferred except as contemplated by this Agreement.

          (xii) NO COMMITMENTS. Seller has not made and has no actual knowledge of any commitments to any governmental authority, school board, church or other religious body, or any other organization, group or individual relating to the Property which would impose any obligations upon Buyer to make any contributions of money or land or to install or maintain any improvements.

     (c) SURVIVAL. The representations and warranties of the Parties set forth herein shall be true as of the Effective Date and the date of each Closing and shall survive the Closings. Seller shall notify Buyer in writing immediately if any representation becomes untrue or misleading in light of information obtained by Seller after the Effective Date. Each Party agrees to reimburse , indemnify, defend and hold harmless the other and their respective successors and assigns, from and against all liability, damages (excluding consequential or punitive damages) and losses whatsoever, including reasonable attorneys' fees resulting from any intentional misrepresentation made by the indemnifying Party herein or in any document, certificate or exhibit given or delivered in connection herewith. This indemnification is in addition to any remedies set forth in
Section 11.

     16. ARBITRATION. The parties agree that except for equitable remedies, which Buyer may pursue in court, all disputes hereunder shall be settled by binding arbitration conducted by a neutral arbitrator selected by the American Arbitration Association, or other third party arbitration organization agreed upon by the Parities, at its offices closest to the Property. The arbitration shall be conducted according to the American Arbitration Association Commercial Arbitration Rules or such other procedures as may be agreed upon by the parties. The parties agree to (a) join into the arbitration proceeding hereunder or (b) join any other arbitration proceeding being conducted by, persons or entities related to the dispute that may be necessary to completely resolve the dispute. The arbitration shall determine all rights and obligations under this Agreement and the award of the arbitrator shall be final, binding and enforceable in the absence of fraud. The arbitrator shall have the authority, power and right to award damages and provide for other remedies as are available at law or in equity in accordance with the laws of such State, except that the arbitrator shall have no authority to award incidental or punitive damages under any circumstances (whether they be exemplary damages, treble damages or any other penalty or punitive type of damages) regardless of whether such damages may be available under the laws of such State. The parties hereby waive their right, if any, to recover punitive and/or consequential damages in connection with any arbitrated dispute or controversy.

     17.  GENERAL.

     (a) ENTIRE AGREEMENT. This Agreement constitutes the final and entire Agreement between the Parties and they shall not be bound by any terms, covenants, conditions, representations or warranties not expressly contained herein. This Agreement may not be amended except by written instrument executed by both
Parties.

     (b) PARTIAL INVALIDITY. If any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     (c) TIME OF THE ESSENCE. Time is of the essence of this Agreement and the performance of the terms and conditions hereof.

     (d) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective legal representatives, successors and assigns.
Neither party may assign this Agreement or its rights hereunder to any other person or entity without the prior written consent of the other, which may be withheld in its sole discretion, provided that Seller may assign this Agreement to an entity controlled by Seller.

     (e) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     (f) HEADINGS. The headings of the sections, subsections, paragraphs and subparagraphs hereof are provided for convenience of reference only, and shall not be considered in construing their contents.

     (g) EXHIBITS. Each writing or plat or plan referred to herein as being attached hereto as an exhibit or otherwise designated herein as an exhibit is incorporated herein by reference and made a part hereof. The following exhibits are attached hereto:

        Exhibit              Matter
          A.       Description of the Property
          B.       Purchase Price and Schedule
          C.       Title Exceptions
          D.       Form of Contract Disclosure
          E.       Closing Documents
          F.       Notice Addresses
          G.       Schedule of Development
          H.       Development Responsibility Checklist
          I.       Phase I Environmental Report
          J.       Letter(s) of Credit


     (h) TIME PERIODS. Any and all references in this Agreement to time periods which are specified by reference to a certain number of days refer to calendar days, unless "business days" is otherwise expressly provided. Therefore, if (a) the last date by which a Closing is permitted to occur hereunder, or (b) any date by which a Party is required to provide the other Party with notice hereunder, occurs on a Saturday or a Sunday or a banking holiday in the jurisdiction where the Property is located, then and in any of such events, such applicable dates shall be deemed to occur, for all purposes of this Agreement, on that calendar day which is the next, succeeding day, which is not a Saturday, Sunday or banking holiday.

     (i) RULE AGAINST PERPETUITIES. It is the parties' intent that this contract not violate the rule against perpetuities. If
Closing has not occurred hereunder before ten years following the date hereof, then this contract shall at that time be terminated, with each party reserving against the other any rights and remedies it may have against the other for any breach or default hereunder.

     (j) NO PARTNERSHIP. Nothing in this Agreement shall be deemed in any way to create between the Parties any relationship of partnership, joint venture or association, and the Parties disclaim the existence thereof.

     (k) WAIVERS. No Party shall be deemed to have waived the exercise of any right which it holds hereunder unless such waiver is made expressly and in writing (and no delay or omission by any Party hereto in exercising any such right shall be deemed a waiver of its future exercise). No such waiver made as to any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance, or any other such right.

     (l) CHOICE OF LAW. This Agreement shall be given effect and construed by application of the law of the jurisdiction in which the Property is located.

     (m) ATTORNEYS' FEES. In the event of any legal action or arbitration proceeding between the Parties regarding this Agreement or the Property (an "Action"), the prevailing Party shall be entitled to payment by the non-prevailing Party of its reasonable attorneys' fees and litigation or ration expenses as determined in the course of the proceeding.

     (n) BUYER'S CORPORATE POLICY. Seller hereby acknowledges to and confirms with Buyer that Seller has been apprised of the corporate policy of Buyer to the effect that Buyer shall not be bound hereunder unless this Agreement (or counterparts hereof) is executed by both Buyer's Regional President and Division
President for the region in which the Property is located, who in this case are currently Kip W. Scott and Edward W. Gold, respectively. If Buyer delivers this Agreement executed by one such officer and not the other, and thereafter fails to deliver a counterpart hereof executed by the other such officer within three (3) business days, Seller may, by delivery of notice of its election to Buyer on or prior to receipt of such counterpart, elect to terminate this Agreement and its obligations hereunder.

     (o) CONSTRUCTION. Seller and Buyer agree that this Agreement has been thoroughly negotiated in good faith and that if any ambiguity shall arise hereunder, there shall be no presumption that either party drafted this Agreement and neither party shall have such ambiguity resolved against simply by virtue of its role in drafting or preparing this Agreement.

     (p) FORCE MAJEURE. If Seller is delayed in its performance of any of the development work contemplated hereunder by force majeure, as described below, the Seller's performance of such work shall be excused for the period of the delay. For the purposes of this Agreement, force majeure shall consist of strikes, lockouts, labor troubles, inability to procure materials if promptly ordered, failure of power, restrictive governmental laws or regulations, riots, insurrection, war adverse weather conditions not reasonably anticipated, lack of timely action by any applicable governmental authority or utility company
(assuming permits and approvals are timely applied for an diligently pursued by the Seller), or any other matter beyond the reasonable control of the Seller.

     IN WITNESS WHEREOF, the Parties hereto have executed under seal this Agreement as of the Effective Date.

WITNESS OR ATTEST:                 FRP BIRD RIVER LLC


__________________________         By:____________________________(Seal)
                                   Name:___________________________
                                   Title:____________________________
                                   Date:____________________________

                                   THE RYLAND GROUP, INC.


___________________________        By:____________________________(Seal)
                                   Name:___________________________
                                   Title:____________________________
                                   Date:____________________________


____________________________       By:____________________________(Seal)
                                   Name:___________________________
                                   Title:____________________________
                                   Date:____________________________